Exhibit 23.2
The Board of Directors and Stockholders
Corporación Andina de Fomento
     We consent to the use of our report dated February 13, 2009 relating to the statements of income, stockholders’ equity and cash flows of Corporación Andina de Fomento (“CAF”) for the year ended December 31, 2008, included in CAF’s registration statement and the prospectus forming a part thereof to which this letter is filed as an exhibit. In addition, we consent to the reference to our firm under the heading “Experts” in the prospectus.
Rodríguez Velázquez & Asociados
Caracas, Venezuela
May 19, 2011